Exhibit 10.18
LENNOX INTERNATIONAL INC.
Long-Term Incentive Award Agreement
U.S. Employees – Vice President and Above

THIS AGREEMENT (“Agreement”) is made as of __________, 20__ (the “Date of Grant”), by and between Lennox International Inc., a Delaware corporation (the “Company”), and __________ (“Participant”).

The Company has adopted the Lennox International Inc. 2019 Equity and Incentive Compensation Plan (as amended and restated from time to time, the “Plan”), the terms of which are incorporated by reference and made a part of this Agreement, for the benefit of eligible employees, Directors, and certain other service providers of the Company and its Subsidiaries (together, “LII”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in the Plan.

Pursuant to the Plan, the Committee, which has responsibility for administering the Plan, has determined that it is in the interest of the Company and its Stockholders to make the awards described in this Agreement in order to increase Participant’s personal interest in the continued success and progress of the Company, to foster and enhance the long-term profitability of the Company for the benefit of its Stockholders by offering the incentive of long-term rewards, and to encourage Participant to remain in the employ of LII.

The Company and Participant therefore agree as follows:

1.    Grant of Awards. Subject to and upon the terms of this Agreement and the Plan, the Company grants to Participant on the Date of Grant:

(a)    PSU Award - for the performance period beginning on January 1, 20__ and ending on December 31, 20__ (the “PSU Performance Period”), an award of _________ performance share units (“PSUs,” and such award, the “PSU Award”). Subject to the degree of attainment of the performance goals approved by the Committee and set forth on Schedule A hereto (the “Performance Goals”), Participant may earn from 0% to 200% of the PSUs;

(b)    RSU Award – an award of __________ service-based Restricted Stock Units (“RSUs” and such award, the “RSU Award”); and

(c)    SAR Award – for the period beginning on the Date of Grant and ending on ____________, the seventh anniversary of the Date of Grant (the “SAR Exercise Period”), an award of ___________ Appreciation Rights (“SARs,” and such award, the “SAR Award”) with a Base Price of $__________ per SAR (the fair market value of a Common Share on the Date of Grant).

2.    Restrictions on Transfer. Subject to Section 15 of the Plan, neither the awards evidenced hereby nor any interest therein or in the Common Shares underlying such awards shall be transferable prior to settlement other than by will or pursuant to the laws of descent and distribution.

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3.    Conditions for Vesting.

Subject to Participant’s compliance with the terms of this Agreement:

(a)    PSU Award – The PSU Award will vest on the last day of the PSU Performance Period based on the extent that the Performance Goals for the PSUs are achieved for the PSU Performance Period.

(b)    RSU Award – The RSU Award will vest on __________, 20__ (the “RSU Vesting Date,” and the period from the Date of Grant until the RSU Vesting Date, the “RSU Restriction Period”). If the RSU Vesting Date is not a day on which Common Shares are traded on a U.S. national securities exchange or quoted in an inter-dealer quotation system, then the RSU Vesting Date will be the preceding day on which sales of Common Shares were reported.

(c)    SAR Award –The SAR Award will vest in accordance with the schedule below (the period from the Date of Grant until the final vesting date, the “SAR Vesting Period”).

Date             SARs Vested
__________, 20__    33 1/3%
__________, 20__    66 2/3%
__________, 20__    100%

(d)    Forfeiture. Any PSU Award, RSU Award, or SAR Award that does not become vested as described in this Section 3 will be forfeited, including, except as provided in Section 4, if Participant ceases to be continuously employed with LII prior to the end of the PSU Performance Period, RSU Restriction Period, or SAR Vesting Period, respectively.

4.    Termination of Employment; Change in Control. Unless otherwise determined by the Committee in its sole discretion, and notwithstanding anything herein to the contrary, the PSU Award, the RSU Award and the SAR Award will be subject to vesting or cancellation in connection with the events specified below:

(a)    Except as otherwise provided in Section 4(c), if, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Exercise Period (as applicable), Participant violates Section 10 of this Agreement or is terminated by LII for Cause (as defined in any applicable employment agreement between LII and Participant or as determined by the Committee in its sole discretion in the absence of any such employment agreement), then, immediately after LII becomes aware of a violation of Section 10 or Participant’s termination, the PSU Award, RSU Award or SAR Award will be cancelled.

(b)    If, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Exercise Period (as applicable), Participant terminates employment

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with LII voluntarily or Participant’s employment with LII is terminated by LII not for Cause, then, (i) immediately after Participant’s termination, the PSU Award, RSU Award and any unvested SAR Award will be cancelled, and (ii) immediately after Participant’s termination, the vested SARs will continue to be exercisable until the earlier of the end of the SAR Exercise Period and 90 days following Participant’s termination, and the remainder of the SAR Award will be cancelled.

(c)    If, prior to the end of the SAR Exercise Period, Participant’s employment with LII is terminated by LII for any reason within one year following a Change in Control, then the vested SARs will continue to be exercisable until the earlier of the end of the SAR Exercise Period and 90 days following Participant’s termination, and the remainder of the SAR Award will be cancelled.

(d)    If, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Exercise Period (as applicable), Participant’s employment with LII terminates by reason of Participant’s retirement, and in connection with such termination of employment (i) Participant is at least 65 years of age, (ii) Participant is at least 62 years of age and has achieved at least 10 years of service with LII or (iii) the number of years of service Participant has achieved with LII plus Participant’s age equals at least 80, then (x) Participant will vest in a pro rata amount of the PSU Award based upon the portion of the PSU Performance Period during which Participant served as an employee of LII and the Company’s attainment of its performance goals in accordance with the Performance Goals, determined at the end of the PSU Performance Period, and the remainder of the PSU Award will be cancelled, (y) Participant will vest in a pro rata amount of the RSU Award based upon the portion of the RSU Restriction Period during which Participant served as an employee of LII, determined as of the date of such retirement, and the remainder of the RSU Award will be cancelled, and (z) any vested SARs will continue to be exercisable for the remainder of the SAR Exercise Period, and the remainder of the SAR Award will be cancelled.

(e)    If, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Exercise Period (as applicable), Participant dies or incurs a Disability, then (i) Participant, or in the event of Participant’s death, Participant’s beneficiary, will vest in a pro rata amount of the PSU Award based upon the portion of the PSU Performance Period during which Participant served as an employee of LII and the Company’s attainment of its performance goals in accordance with the Performance Goals (as determined in the sole discretion of the Committee), determined as of the date of death or Disability, and the remainder of the PSU Award will be cancelled, (ii) Participant, or in the event of Participant’s death, Participant’s beneficiary, will vest in a pro rata amount of the RSU Award based upon the portion of the RSU Restriction Period during which Participant served as an employee of LII, determined as of the date of death or Disability, and the remainder of the RSU Award will be cancelled, and (iii) the SAR Award will become fully vested and exercisable (to the extent not already vested) and will continue to be exercisable for the remainder of the SAR Exercise Period. For purposes of this Agreement, “Disability” means

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permanently disabled (completely unable to perform Participant’s duties as defined in the benefit plans of the Company).

(f)    If a Change in Control occurs prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Vesting Period (as applicable), Section 12(b) of the Plan shall apply. If a Change in Control occurs after the end of the PSU Performance Period, RSU Restriction Period or SAR Vesting Period (as applicable), Section 12(b) of the Plan shall not apply.

5.    PSU Payment Timing.

(a)    General. Following the end of the PSU Performance Period the Committee will determine and certify achievement of the Performance Goals. To the extent Performance Goals are achieved and certified by the Committee, and except as otherwise provided in Section 5(b), vested PSUs will be paid no later than the 15th day of the third month following the end of the PSU Performance Period. Vested PSUs will be paid in the form of one Common Share for each vested PSU.

(b)    Other Payment Events. Notwithstanding Section 5(a), to the extent the PSUs are vested (and have not previously been settled) as a result of Section 4(e) in connection with Participant’s death or Disability, or as a result of Section 4(f) in connection with a Change in Control, such vested PSUs will be settled by issuing to Participant (or the Participant’s beneficiary) one Common Share for each such vested PSU no later than the 15th day of the third month after the date of such vesting event.

6.    RSU Payment Timing.

(a)    General. Except as otherwise provided in Section 6(b), vested RSUs will be paid within 30 days following the RSU Vesting Date. Vested RSUs will be paid in the form of one Common Share for each vested RSU.

(b)    Other Payment Events. Notwithstanding Section 6(a), to the extent that the RSUs are vested on the dates set forth below, payment with respect to the RSUs will be made as follows:

(1)    to the extent the RSUs are vested (and have not previously been settled) as a result of Section 4(e) in connection with Participant’s death or Disability, or as a result of Section 4(f) in connection with a Change in Control, such vested RSUs will be settled by issuing to Participant (or Participant’s beneficiary) one Common Share for each such vested RSU within 60 days after the date of such vesting event; but

(2)    notwithstanding Section 6(b)(1), if Section 409A of the Code applies to the RSU Award and settlement is triggered (A) by Disability and such Disability does not constitute “disability” for purposes of Section 409A(a)(2)(C) of the Code or (B) by a Change in Control and such Change in Control does not constitute a “change in control” for purposes of Section

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409A(a)(A)(v) of the Code, then payment of the RSUs will be made within 60 days after the earliest to occur of (w) the RSU Vesting Date, (x) Participant’s death, (y) Participant’s “disability” for purposes of Section 409A(a)(2)(C) of the Code (“409A Disability”), or (z) the occurrence of a Change in Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code (a “409A Change in Control”);

(3)    to the extent the RSUs are vested (and have not previously been settled) as a result of Section 4(d) in connection with Participant’s retirement, and following such retirement (A) Participant dies or experiences a 409A Disability or (B) a 409A Change in Control occurs, such vested RSUs will be settled by issuing to Participant (or Participant’s beneficiary) one Common Share for each such vested RSU within 60 days after the date of such death, 409A Disability or 409A Change in Control, as applicable; and

(4)    in no event shall Participant be permitted to designate the taxable year of payment for the RSUs.

7.    Exercise of SARs and SARs Payment Timing. Vested SARs may be exercised in whole or part at any time until expiration, unless terminated earlier pursuant to this Agreement. Within 30 days of the date of exercise, the Company will deliver to Participant for each vested SAR that is being exercised (“Exercised SAR”) a number of Common Shares equal in value to the excess (if any) of the Exercise Date Value over the Base Price of the SAR; provided that the aggregate number of Common Shares so determined for all Exercised SARs covered by such exercise will be rounded to the nearest whole Common Share. If on the last day of the SAR Exercise Period (or, if earlier, the last day of the 90-day period following termination, if Section 4(b) applies) (i) the fair market value of a Common Share exceeds the Base Price of the SAR, (ii) Participant has not exercised the vested SARs, and (iii) the SAR Award has not otherwise been cancelled, then the vested SARs will be deemed to have been exercised by Participant as of such day, and the Company will settle the Exercised SARs in accordance with this Section 7.

8.    Withholding for Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to Participant of Common Shares or any other payment to Participant or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Unless otherwise determined by the Committee, such withholding requirement shall be satisfied by retention by the Company of a portion of the Common Shares to be delivered to Participant. The shares so retained shall be credited against such withholding requirement at the fair market value of such Common Shares on the date the applicable benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

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9.    Adjustments. The number of Common Shares subject to each award granted hereunder and the other terms and conditions of the grants evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

10.    Protective Covenants.

(a)Noncompete Obligations. For one year following the effective date of Participant’s termination of employment with LII (the “Termination Date”), Participant will not participate in any way in any activities within the same geographic area where Participant had responsibility to conduct business activity prior to the Termination Date, on behalf of a business that provides products or services that are the same or similar to products or services offered or planned by LII as of the Termination Date.

If Participant violates Section 10(a), Participant must pay LII on demand an amount equal to the sum of the pre-tax gains received from: (1) PSU Awards and RSU Awards that vested under this Agreement in the one year period prior to the Termination Date; and (2) SAR Awards exercised under this Agreement in the period beginning one year prior to the Termination Date and ending 90 days after the Termination Date, up to a maximum amount of the following multiple of Participant’s annual base salary in effect on the Termination Date: .75 if Participant is a Vice President; 1.5 if Participant is an Executive Vice President; or 3.0 if Participant is the Chief Executive Officer.

(b)    Nonsolicitation Obligations. For one year following the Termination Date, Participant will not, directly or indirectly: (1) solicit, recruit or hire any person who is an LII employee as of the Termination Date; or (2) solicit or induce any customer, supplier or distributor as of the Termination Date to cease or reduce doing business with LII, or divert an LII business opportunity.

If Participant violates Section 10(b), LII will be irreparably harmed and entitled to specific performance, injunctive relief, attorneys’ fees and costs incurred in obtaining relief, and any other remedy available at law or equity.

(c)    Consent. Participant may engage in activities otherwise restricted by this Section 10 with the written consent of LII’s Chief Executive Officer if Participant is a Vice President or Executive Vice President, or with the written consent of the independent members of the Board of Directors if Participant is the Chief Executive Officer.

11.    No Stockholder Rights. Participant will not be deemed for any purpose, including voting rights and dividends or dividend equivalents, to be, or to have any of the rights of, a Stockholder with respect to any Common Shares as to which the PSU Award, the RSU Award or the SAR Award relate until such shares are issued or transferred to Participant by the Company. The existence of this Agreement will not affect the right or power of LII or its Stockholders to accomplish any corporate act.

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12.    Restrictions Imposed by Law. Participant agrees that LII will not be obligated to deliver any Common Shares if LII determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Shares may be listed or quoted. LII will not be obligated to take any affirmative action to cause the delivery of Common Shares to comply with any such law, rule, regulation or agreement.

13.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participant).

14.    No Right to Future Awards. The grants of the awards under this Agreement to Participant are voluntary, discretionary awards being made on a one-time basis and they do not constitute commitments to make any future awards. The grants of the awards and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.

15.    Notice. Unless LII notifies Participant in writing of a different procedure, any notice or other communication to LII with respect to this Agreement must be in writing and delivered personally or by first class mail, postage prepaid, to the following address:

Lennox International Inc.
c/o Corporate Secretary
2140 Lake Park Boulevard
Richardson, Texas 75080

Any notice or other communication to Participant with respect to this Agreement must be in writing and delivered personally, or sent electronically to Participant or by first class mail, postage prepaid, to Participant’s address as listed in the records of the Company on the Date of Grant, unless LII has received written notification from Participant of a change of address.

16.    Amendment. This Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by the Plan. Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

17.    Participant Employment. Nothing contained in this Agreement, and no action of LII or the Committee, will confer or be construed to confer on Participant any right to continue in the employ of LII or interfere in any way with the right of LII to terminate Participant’s employment at any time, with or without cause, subject, however, to the provisions of any employment agreement between Participant and LII.

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18.    Governing Law. This Agreement is governed by Delaware law. Any dispute arising out of or related to this Agreement, or any breach or alleged breach hereof, will be exclusively decided by a state or federal court in the State of Texas in the County of Dallas. Participant irrevocably waives Participant’s right, if any, to have any disputes between Participant and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Texas in the County of Dallas. Participant hereby irrevocably consents to the personal jurisdiction of the state courts in the State of Texas in the County of Dallas for the purposes of any action arising out of or related to this Agreement.

19.    Construction. This Agreement is entered into, and the PSU Award, RSU Award and SAR Award are granted, pursuant to the Plan and are governed by and construed in accordance with the Plan and the administrative interpretations adopted under the Plan. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. Notwithstanding anything in this Agreement to the contrary, Participant acknowledges and agrees that this Agreement and the awards described herein are subject to the terms and conditions of the Company’s clawback policy as may be in effect from time to time (if any).

20.    Severability and Reformation. If any restriction or covenant in this Agreement is deemed by a court of competent jurisdiction to be unreasonable or unenforceable as written, the court may modify any unreasonable or unenforceable element of the restriction or covenant to make it reasonable and enforceable or enforce it only to the extent it is reasonable and enforceable. If the court determines that any restriction or covenant in this Agreement is wholly or partially invalid or unenforceable, the remainder of the restrictions or covenants will be given full effect.

21.    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the PSU Award, the RSU Award and the SAR Award. If Participant has a written employment agreement or change in control agreement which contains provisions that conflict with this Agreement, the terms of the employment agreement or change in control agreement will control.

22.    Electronic Delivery. The Participant consents to the delivery of any documents related to the awards granted hereunder by electronic means and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

23.    Participant Acceptance. Participant must accept the terms and conditions of this Agreement by electronic signature or by signing in the space below and returning a signed copy to the Company.

24.    No-Waiver. Any waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as waiver of any subsequent breach.

25.    Other Entities Protected. This Agreement, including the restrictions on Participant’s activities apply to any subsidiary, affiliate, successor and assign of LII to which Participant provides services or about which Participant receives Confidential Information. LII has the right to assign this Agreement at its sole election without the need for further notice to or consent by Participant. Accordingly, this Agreement will inure to the benefit of, and may be enforced by,

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any and all successors and assigns of LII, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and will be binding on Participant, Participant’s executors, administrators, personal representatives or other successors in interest. Participant further agrees that Participant’s rights are personal and may not be assigned or transferred.

26.    Acknowledgement. Participant acknowledges that Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

27.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

ACCEPTED:

Signed: _________________________________________
«First» «Last»

Date: «Date»

SCHEDULE A

Performance Goals
PSU Performance Period: January 1, 20__ – December 31, 20__

1.    Overview. The actual number of Common Shares delivered to the Participant in settlement of the PSUs earned under the Long-Term Incentive Award Agreement between the Company and Participant (the “Agreement”) will be determined by the Committee in its reasonable discretion following the end of the PSU Performance Period based on actual performance results against the performance goals described below, subject to Section 4 of the Agreement. Any PSUs not earned will be canceled and forfeited. Capitalized terms used in this Statement of Performance Goals that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Agreement.

2.    Metrics. 50% of the PSU Award will be earned based upon achievement of Company core net income compound annual growth rate (CAGR) over the three year PSU Performance Period (“Core Net Income”), and 50% of the PSU Award will be earned based upon achievement of Company weighted average return on invested capital over the three year PSU Performance Period with the lowest year return on invested capital weighted 20% and the remaining years each weighted 40% (“ROIC”).

3.    Performance Matrix. From 0% to 200% of the PSUs will be earned based on achievement of the Core Net Income and ROIC performance goals during the PSU Performance Period as follows:

PSU Award – Performance Goals
Performance Level	Threshold	Target	Maximum
Percentage of PSUs Earned	50%	100%	200%
Core Net Income CAGR	[__]%	[__]%	[__]%
ROIC Weighted Average	[__]%	[__]%	[__]%

If Core Net Income or ROIC for the PSU Performance Period falls between two performance levels set forth in the performance matrix above, the number of PSUs earned with respect to such performance metric will be determined based on straight-line mathematical interpolation (rounded down to the nearest whole number of PSUs). If Core Net Income or ROIC for the PSU Performance Period falls below the “Threshold” level set forth in the performance matrix above, no PSUs shall become earned with respect to that metric.

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